Exhibit 99.1

TRIBUNE MEDIA COMPANY REPORTS SECOND QUARTER 2015 RESULTS

CONTINUED PROGRESS AGAINST STRATEGIC OBJECTIVES

NEW YORK, August 13, 2015 — Tribune Media Company (the “Company”) (NYSE:TRCO) today reported its results for the three months and six months ended June 30, 2015.

Second Quarter Financial Highlights (each as compared to the three months ended June 29, 2014)

•	Consolidated operating revenue grew 6% to $501.5 million.

•	Television and Entertainment segment revenue grew 4%, driven by higher advertising revenues and increased carriage and retransmission fees.

•	Consolidated operating profit decreased 39% to $19.8 million.

•	Consolidated Adjusted EBITDA decreased 29%, in large part driven by three factors:

•	Previously announced change in the timing of the amortization of programming expense for original programming at WGN America,

•	Planned production funding for co-owned original programming for WGN America, and

•	Implementation costs for improved technology applications and the establishment of new shared services operations.

•	Basic and diluted loss per share from continuing operations of $(0.04), which includes a pre-tax charge of $37 million for loss on the extinguishment of debt related to the Company’s refinancing of its Term Loan Facility and issuance of $1.1 billion of 5.875% Senior Notes due in 2022.

Strategic Highlights

•	WGN America

•	Conversion of WGN America from a superstation to a basic cable network is ahead of schedule, with an expectation of at least 75% of subscribers converted by the end of 2015.

•	48% increase in carriage fees resulting, in part, from improved off-network and original programming.

•	Broadcast Stations

•	Achieved higher rates for local TV station retransmission, driving 23% increase in fees.

•	Digital and Data

•	Acquisitions of Infostrada Statistics B.V. (“Infostrada Sports”), SportsDirect Inc. (“SportsDirect”) and Covers Media Group (“Covers”) combined to create Gracenote Sports, a leading provider of sports metadata.

“We are making noticeable progress against our strategy to build Tribune Media for sustainable, long-term, profitable growth. Our strategy is gaining momentum and accelerating top-line growth. Today’s results reinforce our confidence that our strategy is the right one to drive long-term value for our shareholders,” said Peter Liguori, Tribune Media’s President and Chief Executive Officer.

“Our Television and Entertainment segment experienced revenue growth in all key areas and the outlook remains positive. We continue to post gains in our local station business due to its unique ability to deliver content to our loyal local viewers. Our decision to focus on local news and live sports, especially in major markets, is already paying dividends as we continue to grow advertising market share and generate higher retransmission fees. We are also encouraged that WGN America’s conversion to a cable network is ahead of schedule and our investment in high quality original and syndicated content is creating value for our MVPD partners, advertisers and audience. Our Digital and Data segment is demonstrating its ability to develop new revenue-generating solutions and services for its expanding client base. With four strategic acquisitions in the quarter, the Digital and Data business is furthering its position as a major player in the evolving sports and entertainment data arena.”

Second Quarter and Year-to-Date 2015 Results

Consolidated

Consolidated operating revenues for the second quarter of 2015 were $501.5 million compared to $475.0 million in the second quarter of 2014, representing an increase of $26.5 million, or 5.6%. Revenue increase driven by:

•	higher core advertising revenues (local and national advertising revenues, excluding political revenues),

•	retransmission consent revenues and carriage fees in the Television and Entertainment segment, and

•	the favorable impact of 2014 and 2015 acquisitions in the Digital and Data segment.

For the six months ended June 30, 2015, consolidated operating revenues were $974.3 million compared to $921.1 million in the six months ended June 29, 2014, representing an increase of $53.2 million, or 5.8%.

Consolidated operating profit for the second quarter of 2015 decreased by $12.4 million to $19.8 million, from $32.2 million in the second quarter of 2014. For the six months ended June 30, 2015, consolidated operating profit decreased $1.8 million to $80.7 million from $82.5 million in the six months ended June 29, 2014.

Basic and diluted earnings (loss) per common share from continuing operations for the second quarter of 2015 were $(0.04) compared to $0.67 for the second quarter of 2014. The 2015 results include a pre-tax charge of $37 million in the second quarter of 2015 for loss on the extinguishment of debt related to the company’s refinancing of its Term Loan Facility and issuance of $1.1 billion of 5.875% Senior Notes due in 2022.

Consolidated Adjusted EBITDA decreased to $92.3 million from $130.3 million in the second quarter of 2014, representing a decrease of $38.0 million, or 29%. The decline is primarily attributable to three factors:

•	Amortization of license fees increased by $24 million for our first-run original programs, “Salem” and “Manhattan” at WGN America; $13 million of the increase relates to the change in timing of this amortization from 2016 into 2015, which we previously disclosed in our guidance in the first quarter.

•	Production costs increased $11 million at Tribune Studios for our co-owned shows, “Manhattan” (second season), “Outsiders” and “Underground” as a result of production commencing on these three shows in the second quarter of this year.

•	We continued to incur implementation costs for improved technology applications and the establishment of new shared services operations, which efforts are expected to yield savings beginning in 2016.

For the six months ended June 30, 2015, consolidated Adjusted EBITDA decreased $47.0 million, or 18%, to $221.3 million as compared to $268.3 million in the six months ended June 29, 2014.

Cash distributions from equity investments in the second quarter of 2015 were $34.2 million compared to $35.5 million in the second quarter of 2014. Cash distributions for the six months ended June 30, 2015 were $129.1 million compared to $155.7 million for the six months ended June 29, 2014. Cash distributions were lower in the first half of 2015 due to a $12.4 million non-recurring cash payment from Television Food Network, G.P. (“TV Food Network”) received in the first quarter of 2014, as well as the impact of working capital changes at TV Food Network which reduced cash available for distribution. In addition, the Company also received a cash distribution in the second quarter of 2014 of $159.6 million from Classified Ventures, LLC in connection with the sale of its Apartments.com business.

Television and Entertainment Segment

Television and Entertainment segment revenues were $445.6 million in the second quarter of 2015, compared to $427.0 million in the second quarter of 2014, an increase of $18.6 million, or 4.4%, and were comprised of:

•	Advertising revenues of $334.6 million as compared with $329.9 million in the second quarter of 2014, representing an increase of $4.7 million, or 1.4%. Core advertising (comprised of local and national advertising revenues, excluding political revenues) increased by $7.1 million, or 2.3%. Partially offsetting the increase in core advertising was a decrease in political advertising of $5.9 million due to 2015 being an off-cycle political year.

•	Local station retransmission consent fees of $70.1 million in the second quarter of 2015, compared to $57.1 million in the second quarter of 2014, an increase of $13.0 million, or 23%, as a result of contract renewals with distribution partners at higher rates that became effective in late 2014.

•	Carriage fees of $21.6 million in the second quarter of 2015 compared to $14.6 million in the second quarter of 2014, an increase of $7.0 million, or 48%, as a result of obtaining higher rates for WGN America distribution.

Television and Entertainment segment revenues for the six months ended June 30, 2015 were $855.9 million, compared to $827.2 million for the six months ended June 29, 2014. Specifically:

•	Advertising revenues were $634.3 million for the first half of 2015, a decrease of $1.4 million, or 0.2%, as compared to advertising revenues of $635.7 million in the first half of 2014.

•	Local station retransmission consent fees were $138.9 million, as compared to $112.7 million in the first half of 2014, an increase of $26.2 million, or 23%.

•	Carriage fees were $43.1 million, as compared to $28.7 million, an increase of $14.4 million, or 50%.

Television and Entertainment Adjusted EBITDA for the second quarter of 2015 was $104.3 million, compared to $140.6 million in the second quarter of 2014. Television and Entertainment Adjusted EBITDA was unfavorably impacted primarily by higher amortization of programming expenses and production costs associated with planned production funding for our co-owned original programming.

Consistent with the previously stated strategy, Tribune Studios made planned investments in co-owned original programming, including “Manhattan,” “Underground” and “Outsiders”. These investments in scripted original programming give the Company upside revenue potential through increased carriage fees and participation in the sale of domestic and international rights for these shows, including rights to stream the shows via video services.

For the six months ended June 30, 2015, Television and Entertainment Adjusted EBITDA was $239.2 million, as compared to $280.3 million for the six months ended June 29, 2014, a decrease of $41.1 million.

Digital and Data Segment

Digital and Data segment revenues in the second quarter of 2015 were $43.6 million, compared to $33.8 million in the second quarter of 2014, an increase of $9.8 million, or 29%. This increase included the favorable impact of the acquisitions of HWW, Baseline and What’s ON, which were consummated in the second half of 2014, as well as the acquisitions of Infostrada Sports, SportsDirect, Covers and Enswers Inc., all of which were acquired in the second quarter of 2015. For the six months ended June 30, 2015, Digital and Data segment revenues were $93.8 million, an increase of $28.5 million, as compared to $65.3 million for the six months ended June 29, 2014.

Digital and Data Adjusted EBITDA was $6.6 million in the second quarter of 2015, compared to a loss of $1.0 million in the second quarter of 2014, an increase of $7.6 million. This increase included the favorable impact of the acquisitions noted above. For the six months ended June 30, 2015, Digital and Data Adjusted EBITDA was $19.1 million compared to $4.1 million in the six months ended June 29, 2014.

Corporate and Other

Real estate revenues for the second quarter of 2015 were $12.3 million compared to $14.2 million in the second quarter of 2014, representing a decrease of $1.9 million, or 14%, due primarily to a reduction in space leased by Tribune Publishing Company at several properties and the sale of the production facility and land in Baltimore, MD in December 2014. Real estate revenues for the six months ended June 30, 2015 were $24.5 million, compared to $28.6 million for the six months ended June 29, 2014, representing a decrease of $4.1 million, or 14%.

Corporate and Other Adjusted EBITDA for the second quarter of 2015 represented a loss of $18.6 million, compared to a loss of $9.3 million in the second quarter of 2014. The increase in losses was primarily a result of increased corporate costs driven by the implementation of improved technology applications, as well as the establishment of new shared services operations following the separation from Tribune Publishing systems in connection with the Company’s spin-off of its principal publishing operations in August 2014. For the six months ended June 30, 2015, Corporate and Other Adjusted EBITDA represented a loss of $37.1 million, compared to a loss of $16.1 million for the six months ended June 29, 2014.

Stock Repurchase Program

In October 2014, the Company announced a $400 million stock repurchase program, of which $233 million had been repurchased, as of March 29, 2015. During the second quarter of 2015, the Company repurchased approximately 0.4 million shares of the Company’s Class A common stock in open market transactions for $20 million. From the period of March 30, 2015 through August 12, 2015, the Company repurchased approximately 1.9 million shares of the Company’s Class A common stock for an aggregate purchase price of $100 million. Since the inception of the stock repurchase program through August 12, 2015, the Company has repurchased an aggregate 5.8 million shares of the Company’s Class A common stock, for an aggregate purchase price of approximately $333 million. As of August 12, 2015, the remaining authorized amount under the program totaled approximately $67 million.

Sale of Partnership Interest

On August 1, 2015, the Company agreed to sell all of its interest in Newsday Holdings LLC (“NHLLC”) to CSC Holdings LLC, the current majority owner of NHLLC. Upon the consummation of such sale, $103 million of deferred tax liability on the Company’s balance sheet will become payable and the Company expects to make this tax payment prior to the end of 2015.

Financial Guidance

The following represents the Company’s financial guidance for the full year 2015. The following statements, by their nature, are forward-looking and are subject to substantial risks and uncertainties, which are discussed below under “Cautionary Statement Regarding Forward-Looking Statements”, and may differ materially from our actual results.

As a result of various company activities, certain components of 2015 full year guidance have been updated. Programming expense guidance for WGN America / Tribune Studios has been revised to include production expenses of co-owned series which were previously planned to be expensed in 2016 and are now being expensed in the second and third quarters of 2015. Cash taxes and cash interest have been updated primarily to reflect the impact of the Company’s refinancing of its Term Loan Facility and issuance of $1.1 billion of 5.875% Senior Notes in June 2015. The revised cash tax guidance excludes the one-time payment of $103 million of cash taxes resulting from the sale of NHLLC as described above.

Notwithstanding these changes in guidance, the Company’s overall revenue achievement and tight management of expenses across its businesses have kept it on track to meet its consolidated 2015 targets. Accordingly, we expect the following financial results as it relates to full-year 2015:

Consolidated

•	Net Revenues: $2.00 billion to $2.03 billion

•	Adjusted EBITDA: $480 million to $495 million

Television and Entertainment Segment

•	Total Net Revenues: $1.75 billion to $1.77 billion

•	Core Advertising (local and national advertising revenues): Low to mid-single digit increases over 2014

•	Retransmission Consent Fees: $275 million to $277 million

•	Cable Network Carriage Fees: $85 million to $87 million

•	WGN America / Tribune Studios Programming Expenses: $(150) million to $(160) million

•	Previous guidance of $(144) million

•	Adjusted EBITDA: $500 million to $515 million

Digital and Data Segment

•	Net Revenues: $200 million to $205 million

•	Adjusted EBITDA: $46 million to $48 million

Corporate and Other

•	Real Estate Revenues: approximately $50 million

•	Real Estate Expenses: approximately $(30) million

•	Corporate Expenses, excluding stock-based comp: $(86) million to $(88) million

•	Adjusted EBITDA: $(66) million to $(68) million

Key Cash Flow Metrics

•	Capital Expenditures: Total of $100 million, including approximately $50 million of non-recurring capital expenditures

•	Cash Taxes(1): $95 million to $100 million

•	Previous guidance of $135 million to $140 million

•	Cash Interest: approximately $130 million

•	Previous guidance of $140 million

•	Depreciation & Amortization: approximately $260 million

•	Stock-based Compensation: approximately $35 million

(1)	Guidance excludes a tax payment of approximately $252 million related to the gain on the sale of Classified Ventures in the fourth quarter of 2014, paid in the first quarter of 2015. Also excluded from guidance is a tax payment of approximately $103 million related to the Company’s agreement on August 1, 2015 to sell all of its interest in NHLLC to CSC Holdings LLC. The taxes associated with this transaction were on the balance sheet as of June 30, 2015 as a deferred tax liability and are now expected to be paid prior to the end of 2015.

Long Term Outlook

•	2016 Consolidated Adjusted EBITDA year-over-year growth of greater than 30%

In addition, the Company currently expects the following for the period of 2016 - 2019:

•	WGN America and Tribune Studios revenue growth to be greater than 20% annually

•	WGN America and Tribune Studios programming expenses approximating 50% of net revenues

•	Digital and Data net revenue growth of 10% to 12% annually

•	Digital and Data Adjusted EBITDA margins growing to low 30% range

Conference Call Information

The Company will host a conference call today at 8:30 a.m. ET to discuss its second quarter results and a presentation deck will be posted to our website in advance of the call. The conference call can be accessed on the Investor Relations homepage of Tribune Media’s website at www.tribunemedia.com, or by dialing (888) 317-6003 (domestic) or (412) 317-6061 (international). The confirmation code is 8454632.

An audio webcast replay will be available in the Events and Presentations section of the Tribune Media website approximately one hour after completion of the call. A replay of the call will also be available until August 21, 2015 at (877) 344-7529 (domestic) or (412) 317-0088 (international). The confirmation code for the replay is 10070360.

# # #

Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching more than 50 million households, national entertainment network WGN America, available in approximately 73 million households, Tribune Studios, and Gracenote, one of the world’s leading sources of TV and music metadata powering electronic program guides in televisions, automobiles and mobile devices. Tribune Media also includes Chicago’s WGN-AM and the national multicast networks Antenna TV and THIS TV. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds other strategic investments in media. For more information please visit www.tribunemedia.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Danielle DeVoe	Gary Weitman
Director/Corporate Finance, Investor Relations	SVP/Corporate Relations
646/563-8296	312/222-3394
ddevoe@tribunemedia.com	gweitman@tribunemedia.com

Non-GAAP Financial Measures

This press release includes a discussion of Adjusted EBITDA for the Company and our operating segments (Television and Entertainment, Digital and Data, and Corporate and Other) and presents Broadcast Cash Flow for our Television and Entertainment segment. Adjusted EBITDA and Broadcast Cash Flow are financial measures that are not recognized under accounting principles generally accepted in the U.S. (“GAAP”). Adjusted EBITDA for the Company is defined as net income before income (loss) from discontinued operations, net of taxes, income taxes, investment transactions, interest and dividend income, interest expense, pension expense (credit), equity income and losses, depreciation and amortization, stock-based compensation, certain special items (including severance), non-operating items, gain (loss) on sales of real estate and reorganization items. Adjusted EBITDA for the Company’s operating segments is calculated as segment operating profit plus depreciation, amortization, pension expense (credit), stock-based compensation and certain special items (including severance). Broadcast Cash Flow for the Television and Entertainment segment is calculated as Television and Entertainment Adjusted EBITDA plus broadcast rights- amortization expense less broadcast rights- cash payments. We believe that Adjusted EBITDA and Broadcast Cash Flow are measures commonly used by investors to evaluate our performance with that of our competitors. We also present Adjusted EBITDA because we believe investors, analysts and rating agencies consider it useful in measuring our ability to meet our debt service obligations. We further believe that the disclosure of Adjusted EBITDA and Broadcast Cash Flow is useful to investors, as these non-GAAP measures are used, among other measures, by our management to evaluate our performance. By disclosing Adjusted EBITDA and Broadcast Cash Flow, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates our company. Adjusted EBITDA and Broadcast Cash Flow are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. Adjusted EBITDA and Broadcast Cash Flow should not be considered as an alternative to net income, operating profit, revenues, cash provided by operating activities or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. The tables at the end of this press release include reconciliations of consolidated and segment Adjusted EBITDA and Broadcast Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP. No reconciliation of the forecasted range for Adjusted EBITDA on a consolidated or segment basis for fiscal 2015 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements may include, but are not limited to, statements concerning our financial outlook and guidance, including our 2015 forecasted revenues, Adjusted EBITDA and other consolidated and segment financial performance guidance, our expectations for Adjusted EBITDA growth in 2016, our long-term outlook for WGN America and Tribune Studios revenue and programming expenses as well as Digital and Data segment revenue growth and Adjusted EBITDA margins, the conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. Important factors that could cause actual results, developments and business decisions to differ materially from these forward-looking statements are uncertainties discussed below and in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 6, 2015 and other filings with the SEC. “Forward-looking statements” include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “could” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “seek,” “designed,” “assume,” “implied,” “believe” and other similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from projected or historical results or those anticipated or predicted by these forward-looking statements: competition and other economic conditions including fragmentation of the media landscape and competition from other media alternatives; changes in advertising demand and audience shares; changes in the overall market for television advertising, including through regulatory and judicial rulings; our ability to protect our intellectual property and other proprietary rights; availability and cost of broadcast rights; our ability to adapt to technological changes; availability and cost of quality network, syndicated and sports programming affecting our television ratings; the loss or modification of our network affiliation agreements; our ability to renegotiate retransmission consent agreements; the incurrence of additional tax-related liabilities related to historical income tax returns; our ability to expand our operations internationally; the incurrence of costs to address contamination issues at sites owned, operated or used by our business; adverse results from litigation, governmental investigations or tax-related proceedings or audits; our ability to settle unresolved claims filed in connection with our and certain of our direct and indirect wholly-owned subsidiaries’ Chapter 11 cases and resolve the appeals seeking to overturn the bankruptcy court order confirming the First Amended Joint Plan of Reorganization for Tribune Company and its Subsidiaries; our ability to satisfy pension and other postretirement employee benefit obligations; our ability to attract and retain employees; the effect of labor strikes, lock-outs and labor negotiations; our ability to realize benefits or synergies from acquisitions or divestitures or to operate our businesses effectively following acquisitions or divestitures; the financial performance of our equity method investments; the impairment of our existing goodwill and other intangible assets; compliance with both US and foreign government regulations applicable to our industry; changes in accounting standards; our ability to pay cash dividends on our common stock; increased interest rate risk due to our variable rate indebtedness; our indebtedness and ability to comply with covenants applicable to our debt financing and other contractual commitments; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms and other events beyond our control that may result in unexpected adverse operating results. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Any forward-looking information presented herein is made only as of the date of this press release and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Tribune Media Company and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 29, 2014	June 30, 2015	June 29, 2014

Operating Revenues
Television and Entertainment	$445,622	$426,961	$855,922	$827,162
Digital and Data	43,625	33,807	93,827	65,292
Other	12,277	14,211	24,512	28,627

Total operating revenues	501,524	474,979	974,261	921,081

Operating Expenses
Programming	137,682	94,992	231,198	175,623
Direct operating expenses	112,533	103,431	215,521	203,704
Selling, general and administrative	165,122	165,805	315,595	303,358
Depreciation	17,966	17,540	35,020	34,251
Amortization	48,437	61,018	96,208	121,692

Total operating expenses	481,740	442,786	893,542	838,628

Operating Profit	19,784	32,193	80,719	82,453

Income on equity investments, net	45,913	118,953	82,847	157,216
Interest and dividend income	43	147	410	318
Interest expense	(40,374)	(39,146)	(79,586)	(79,665)
Loss on extinguishment of debt	(37,040)	—	(37,040)	—
Gain on investment transactions	8,133	700	8,820	700
Other non-operating gain (loss)	211	(1,295)	211	(1,138)
Reorganization items, net	(628)	(2,165)	(1,620)	(4,381)

(Loss) Income from Continuing Operations Before Income Taxes	(3,958)	109,387	54,761	155,503
Income tax (benefit) expense	(693)	42,305	21,609	59,954

(Loss) Income from Continuing Operations	(3,265)	67,082	33,152	95,549
Income from Discontinued Operations, net of taxes	—	15,840	—	28,441

Net (Loss) Income	$(3,265)	$82,922	$33,152	$123,990

Basic (Loss) Earnings Per Common Share from:
Continuing Operations	$(0.04)	$0.67	$0.34	$0.96
Discontinued Operations	—	0.16	—	0.28

Net (Loss) Earnings Per Common Share	$(0.04)	$0.83	$0.34	$1.24

Diluted (Loss) Earnings Per Common Share from:
Continuing Operations	$(0.04)	$0.67	$0.34	$0.96
Discontinued Operations	—	0.16	—	0.28

Net (Loss) Earnings Per Common Share	$(0.04)	$0.83	$0.34	$1.24

Regular dividends declared per common share	$0.25	$—	$0.25	$—

Special dividends declared per common share	$—	$—	$6.73	$—

Tribune Media Company and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars, except for share and per share data)

(Unaudited)

	June 30, 2015	December 28, 2014
Assets

Current Assets
Cash and cash equivalents	$403,511	$1,455,183
Restricted cash and cash equivalents	17,595	17,600
Accounts receivable (net of allowances of $6,231 and $7,313)	425,947	440,722
Broadcast rights	99,187	147,423
Income taxes receivable	36,287	4,931
Deferred income taxes	34,191	29,675
Prepaid expenses	56,356	26,300
Other	40,301	38,989

Total current assets	1,113,375	2,160,823

Properties
Property, plant and equipment	984,662	953,438
Accumulated depreciation	(130,912)	(102,841)

Net properties	853,750	850,597

Other Assets
Broadcast rights	148,426	157,014
Goodwill	3,946,481	3,918,136
Other intangible assets, net	2,342,889	2,397,794
Investments	1,669,581	1,717,192
Other	172,914	194,899

Total other assets	8,280,291	8,385,035

Total Assets	$10,247,416	$11,396,455

Tribune Media Company and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars, except for share and per share data)

(Unaudited)

	June 30, 2015	December 28, 2014

Liabilities and Shareholders’ Equity

Current Liabilities
Accounts payable	$77,671	$77,295
Debt due within one year	26,495	4,088
Income taxes payable	—	252,570
Employee compensation and benefits	66,755	80,270
Contracts payable for broadcast rights	148,534	178,685
Deferred revenue	32,457	34,352
Other	63,471	56,920

Total current liabilities	415,383	684,180

Non-Current Liabilities
Long-term debt	3,465,776	3,490,897
Deferred income taxes	1,157,650	1,156,214
Contracts payable for broadcast rights	262,145	279,819
Contract intangible liability, net	26,642	34,425
Pension obligations, net	457,535	469,116
Postretirement, medical, life and other benefits	21,434	21,456
Other obligations	65,705	64,917

Total non-current liabilities	5,456,887	5,516,844

Shareholders’ Equity
Preferred stock ($0.001 par value per share)
Authorized: 40,000,000 shares; No shares issued and outstanding at June 30, 2015 and at Dec. 28, 2014	—	—

Class A Common Stock ($0.001 par value per share)

Authorized: 1,000,000,000 shares; 99,949,057 shares issued and 95,884,932 shares outstanding at June 30, 2015 and 95,708,401 shares issued and 94,732,807 shares outstanding at Dec. 28, 2014	100	96

Class B Common Stock ($0.001 par value per share)

Authorized: 1,000,000 shares at June 30, 2015 and 200,000,000 shares at Dec. 28, 2014; Issued and outstanding: 36,674 shares at June 30, 2015 and 2,438,083 shares at Dec. 28, 2014	—	2
Treasury stock, at cost: 4,064,125 shares at June 30, 2015 and 975,594 shares at Dec. 28, 2014	(253,014)	(67,814)
Additional paid-in-capital	4,604,317	4,591,470
Retained earnings	78,358	718,218
Accumulated other comprehensive loss	(55,939)	(46,541)

Total Tribune Media Company shareholders’ equity	4,373,822	5,195,431
Noncontrolling interest	1,324	—

Total shareholders’ equity	4,375,146	5,195,431

Total Liabilities and Shareholders’ Equity	$10,247,416	$11,396,455

Tribune Media Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands of dollars)

(Unaudited)

	Six Months Ended
	June 30, 2015	June 29, 2014

Operating Activities
Net income	$33,152	$123,990
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Stock-based compensation	16,796	16,026
Pension credit, net of contributions	(14,583)	(18,932)
Depreciation	35,020	49,864
Amortization of contract intangible assets and liabilities	(7,079)	(17,946)
Amortization of other intangible assets	96,208	124,874
Income on equity investments, net	(82,847)	(156,587)
Distributions from equity investments	129,148	155,730
Non-cash loss on extinguishment of debt	33,480	—
Original issue discount payments	(6,158)	—
Amortization of debt issuance costs and original issue discount	6,690	6,675
Gain on investment transactions	(8,820)	(2,184)
Other non-operating (gain) loss	(211)	1,138
Change in excess tax benefits from stock-based awards	532	(896)
Transfers from restricted cash	5	684
Changes in working capital items, excluding effects from acquisitions:
Accounts receivable, net	16,925	55,291
Prepaid expenses and other current assets	(29,812)	(7,156)
Accounts payable	(4,174)	3,143
Employee compensation and benefits, accrued expenses and other current liabilities	(8,567)	(36,291)
Deferred revenue	(2,420)	16,757
Income taxes	(284,524)	29,724
Change in broadcast rights, net of liabilities	8,998	(3,881)
Deferred income taxes	(5,805)	(57,589)
Other, net	1,668	(11,536)

Net cash (used in) provided by operating activities	(76,378)	270,898

Investing Activities
Capital expenditures	(38,717)	(39,597)
Acquisitions, net of cash acquired	(69,974)	(191,596)
Increase in restricted cash related to acquisition of Local TV	—	201,922
Transfers to restricted cash, net	—	(1,109)
Investments	(2,911)	(2,330)
Distributions from equity investments	—	159,602
Proceeds from sales of investments and real estate	13,750	705

Net cash (used in) provided by investing activities	(97,852)	127,597

Financing Activities
Long-term borrowings	1,100,000	—
Repayments of long-term debt	(1,100,342)	(11,848)
Repayment of Senior Toggle Notes	—	(172,237)
Long-term debt issuance costs	(20,207)	(2,584)
Payments of dividends	(672,744)	—
Common stock repurchases	(181,276)	—
Change in excess tax benefits from stock-based awards	(532)	896
Tax withholdings related to net share settlements of share-based awards	(3,831)	(3,201)
Proceeds from stock option exercises	166	1,006
Contribution from noncontrolling interest	1,324	—

Net cash used in financing activities	(877,442)	(187,968)

Net (Decrease) Increase in Cash and Cash Equivalents	(1,051,672)	210,527
Cash and cash equivalents, beginning of period	1,455,183	640,697

Cash and cash equivalents, end of period	$403,511	$851,224

Supplemental Schedule of Cash Flow Information
Cash paid during the period for:
Interest	$81,981	$67,086
Income taxes, net of refunds	$311,672	$107,539

Tribune Media Company - Consolidated

Reconciliation of Net Income to Adjusted EBITDA

(In thousands of dollars)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 29, 2014	June 30, 2015	June 29, 2014
Revenues	$501,524	$474,979	$974,261	$921,081

Net (Loss) Income	$(3,265)	$82,922	$33,152	$123,990
Income from discontinued operations, net of taxes	—	15,840	—	28,441

(Loss) Income from Continuing Operations	(3,265)	67,082	33,152	95,549
Income tax (benefit) expense	(693)	42,305	21,609	59,954
Reorganization items, net	628	2,165	1,620	4,381
Other non-operating (gain) loss	(211)	1,295	(211)	1,138
Gain on investment transaction	(8,133)	(700)	(8,820)	(700)
Loss on extinguishment of debt	37,040	—	37,040	—
Interest expense	40,374	39,146	79,586	79,665
Interest and dividend income	(43)	(147)	(410)	(318)
Income on equity investments, net	(45,913)	(118,953)	(82,847)	(157,216)

Operating Profit	19,784	32,193	80,719	82,453
Depreciation	17,966	17,540	35,020	34,251
Amortization	48,437	61,018	96,208	121,692
Stock-based compensation	8,951	6,121	16,796	14,570
Severance and related charges	335	712	1,236	3,151
Transaction-related costs	3,825	2,234	5,463	7,933
Loss on sales of real estate	(9)	—	97	—
Contract termination cost	—	15,646	—	15,646
Other	300	2,398	333	3,956
Pension credit	(7,280)	(7,518)	(14,583)	(15,322)

Adjusted EBITDA	$92,309	$130,344	$221,289	$268,330

Tribune Media Company - Television and Entertainment

Reconciliation of Operating Profit to Adjusted EBITDA and Broadcast Cash Flow

(In thousands of dollars)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 29, 2014	June 30, 2015	June 29, 2014
Advertising	$334,557	$329,928	$634,259	$635,691
Retransmission consent fees	70,078	57,122	138,891	112,687
Carriage fees	21,618	14,591	43,120	28,719
Barter/trade	9,561	10,472	18,787	20,783
Copyright royalties	3,832	7,454	8,097	13,986
Other	5,976	7,394	12,768	15,296

Total Revenues (1)	$445,622	$426,961	$855,922	$827,162

Operating Profit (1)	$47,088	$52,414	$126,436	$117,111
Depreciation	12,023	13,136	23,446	25,512
Amortization	41,475	56,172	82,985	112,827
Stock-based compensation	3,340	2,113	5,833	4,636
Severance and related charges	340	108	536	1,522
Transaction-related costs	—	974	—	1,391
Contract termination cost	—	15,646	—	15,646
Other	—	12	13	1,568
Pension expense	—	61	—	104

Adjusted EBITDA (1)	$104,266	$140,636	$239,249	$280,317

Broadcast rights - Amortization	110,913	74,386	182,921	130,080

Broadcast rights - Cash Payments	(117,062)	(86,409)	(201,777)	(147,227)

Broadcast Cash Flow	$98,117	$128,613	$220,393	$263,170

(1)	At the beginning of fiscal 2015, the Company moved its Zap2it.com entertainment website business from the Digital and Data reportable segment to the Television and Entertainment reportable segment. Certain previously reported amounts have been reclassified to conform to the current presentation; the impact of this reclassification was immaterial.

Tribune Media Company - Digital and Data

Reconciliation of Operating Profit to Adjusted EBITDA

(In thousands of dollars)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 29, 2014	June 30, 2015	June 29, 2014
Video and other	$29,329	$21,585	$55,551	$42,357
Music	14,296	12,222	38,276	22,935

Total Revenues (1)	$43,625	$33,807	$93,827	$65,292

Operating Profit (Loss) (1)	$(4,150)	$(8,910)	$(416)	$(10,996)
Depreciation	2,321	1,909	4,426	3,722
Amortization	6,962	4,846	13,223	8,865
Stock-based compensation	679	688	1,230	1,337
Severance and related charges	(16)	504	(189)	1,136
Transaction-related costs	547	—	547	—
Other	300	—	300	—

Adjusted EBITDA (1)	$6,643	$(963)	$19,121	$4,064

(1)	At the beginning of fiscal 2015, the Company moved its Zap2it.com entertainment website business from the Digital and Data reportable segment to the Television and Entertainment reportable segment. Certain previously reported amounts have been reclassified to conform to the current presentation; the impact of this reclassification was immaterial.

Tribune Media Company - Corporate and Other

Reconciliation of Operating Profit to Adjusted EBITDA

(In thousands of dollars)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2015	June 29, 2014	June 30, 2015	June 29, 2014
Total Revenues	$12,277	$14,211	$24,512	$28,627

Operating Loss	$(23,154)	$(11,311)	$(45,301)	$(23,662)
Depreciation	3,622	2,495	7,148	5,017
Stock-based compensation	4,932	3,320	9,733	8,597
Severance and related charges	11	100	889	493
Transaction-related costs	3,278	1,260	4,916	6,542
Loss on sales of real estate	(9)	—	97	—
Other	—	2,386	20	2,388
Pension credit	(7,280)	(7,579)	(14,583)	(15,426)

Adjusted EBITDA	$(18,600)	$(9,329)	$(37,081)	$(16,051)